FOR IMMEDIATE RELEASE

Stanley Works Reports 3Q 2008 Results

Free Cash Flow Increases 16%; Generates $0.98 Of Diluted EPS From Continuing Operations

New Britain, Connecticut, October 21, 2008 ... The Stanley Works (NYSE: SWK) announced third quarter 2008 financial results today. Highlights are summarized below:

•	Net sales from continuing operations were $1.12 billion, up 1% vs. prior year despite the unfavorable impact of global economic conditions on unit volume. The increase was attributable to acquisitions (+3 pts.) and currency (+2 pts.), partially offset by lower organic sales (-4 pts.), which were adversely impacted by a 7 pt. volume decline.

•	The 3Q gross margin rate improved 40 bp to a record 38.5%. The increase was driven by productivity, pricing and acquisitions. Pricing actions offset approximately 75% of inflation during the quarter. SG&A expenses were 24.6% of sales, up $23 million vs. the prior year due primarily to acquisitions, foreign exchange, inflation and investment in emerging markets, the effects of which were partially offset by second and third quarter cost reduction actions.

•	Free cash flow increased significantly versus the prior year to $138 million on the strength of working capital performance. Working capital turns improved 9% to 4.8 from 4.4 as the Stanley Fulfillment System continued to favorably impact results. In this regard, inventories were 7% lower than a year ago despite the steep decline in unit volume.

Segment Results

Segment results are summarized below:

	3Q08			Versus 3Q07

(millions)			Segment			Segment
		Segment	Profit		Segment	Profit
	Sales	Profit	Rate	Sales	Profit	Rate

Security	$395	$74	18.7%	+7%	+8%	30 bp
Industrial	$298	$40	13.5%	0%	-3%	-40 bp
CDIY	$427	$54	12.7%	-2%	-25%	-380 bp

•	Security produced strong quarterly results with sales and segment profit up 7% and 8%, respectively (up 13% and 27%, respectively, ex-Hardware, which has been impacted in 2008 by the previously disclosed loss of a major customer). Convergent Security profitability improved significantly, up 59% versus the prior year, driven by the highly successful reverse integration of HSM and the recent Sonitrol acquisition which is performing in line with expectations. Mechanical Access grew 2% organically, ex-Hardware (the impact of the aforementioned hardware customer loss will anniversary in mid-4Q08).

•	Industrial segment sales remained consistent with the prior year despite lower organic volumes which were offset by favorable currency and price. The company experienced healthy organic growth within its Engineered Storage and Hydraulics Tools businesses, which was more than offset by lower unit volumes within the Industrial & Automotive Repair Tools businesses. With regard to the latter, Facom’s organic revenues were flat versus the prior year as pricing offset the impact of lower volume due to the contraction of the European economy. In North America, revenues within automotive repair tools continued to be adversely impacted by economic factors. Industrial segment profit as a percent of sales improved 50 bp sequentially vs. the second quarter 2008 but declined 40 bp versus prior year.

•	CDIY sales decreased 2%, driven by weakness in the U.S. and European markets. Pricing actions and currency only partially mitigated the impact of lower unit volumes (-9 pts.) resulting primarily from continued softness in North American and European end user markets. CDIY made progress on price recovery actions and productivity within the quarter, however, profit as a percent of sales declined to 12.7% as pressures related to inflation and lower sales volumes more than offset these benefits.

John F. Lundgren, Chairman and Chief Executive Officer, stated: “Stanley’s solid performance in arguably the most difficult global economic conditions in recent memory is directly attributable to the diversity of the company’s improved portfolio of businesses and end markets, as well as the intensity and commitment of our experienced management team. We have been preparing to operate successfully during a recession of unknown duration for quite some time now. Our priorities are to preserve our earnings base and strong cash flow during this period through a sharp focus on the key operating levers of cost management and asset efficiency. That approach, combined with our long-standing conservative financial posture, will enable us to favorably differentiate the company as we proceed through this down cycle and position us well to meet our long-term financial objectives as global economic conditions improve.”

Management noted that its most recent full year 2008 earnings guidance, as communicated within its second quarter earnings release, assumed a unit volume for the second half of 2008 that was approximately equal to the first half of the year. As a result of the slowing global economy and as evidenced by lower third quarter unit volume, the company now expects that second half volume declines will exceed those experienced during the first half of the year. Accordingly, full year 2008 diluted earnings per share from continuing operations is expected to approximate $3.75. Further, management is able to reaffirm its previous estimate of free cash flow of at or slightly below $500 million, or approximately 18% of the company’s market capitalization as of Friday, October 17th.

Acquisition Activity

Subsequent to the third quarter, the company completed the following acquisitions both of which were consistent with its stated growth strategy:

On October 1, 2008, the company purchased 100% of the shares of Générale de Protection (“GdP”) from an ownership group comprised of TCR Industrial Partners and Intermediate Capital Group for 118 million euro (approximately $166 million). GdP, headquartered in Vitrolles, France, is a leading provider of audio and video security monitoring services, primarily for small and mid-sized businesses located in France and Belgium. GdP, with 2007 revenues totaling approximately 64 million euro ($87 million) represents Stanley’s first significant expansion of its electronic security platform in continental Europe.

The transaction is expected to have no effect on 2008 earnings per share from continuing operations and have a modest accretive impact in 2009. The GdP purchase price represents multiples of 33x recurring monthly revenues (“RMR”) and 1.8x revenues based on expected 2008 results.

In addition to GdP, on October 1, 2008, the company completed the purchase of Scan Modul for $20 million cash. Scan Modul, headquartered in Hillerod, Denmark, provides engineered healthcare storage equipment and services throughout Europe. The acquisition of Scan Modul expands the company’s healthcare storage technology offering provided by its existing Innerspace business acquired in July 2007.

Mr. Lundgren commented that “given the current economic environment, Stanley plans to reduce its capital outlays associated with large acquisitions in the near term and will instead focus on maintaining targeted leverage required to retain its upper tier investment grade rating and on stock repurchase activity as conditions warrant. While I would not rule out larger transactions in the coming months, with the company trading at an enterprise value between 6X and 7X 2008 EBITDA, any such transaction would need to involve minimal capital consumption and/or be priced at levels lower than the private M&A multiples we have seen in the recent past. It is our view that it will take time for private multiples to adjust, thus creating a window of opportunity for redeployment of capital to stock repurchases in 2009”.

The company will host a conference call with investors at 10:00am EST, Tuesday, October 21, 2008 to discuss quarterly results. The call is accessible by telephone at (800) 267-8424 (domestic) and (706) 634-0695 (international) and via the Internet at www.stanleyworks.com by selecting “Investor Relations”. A slide presentation to accompany the call will be available at www.stanleyworks.com and will remain available after the call. A replay will also be available two hours after the call and can be accessed at (800) 642-1687 using the conference identification number 57411309.

Operating margin is defined as sales less cost of sales less SG&A. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the company as a whole, as well as the related measures at the segment level.

Free cash flow is defined as cash flow from operations less capital and capitalized software expenditures (reconciliation on pg. 9). Free cash flow does not reflect, among other things, deductions for mandatory debt service, other borrowing activity, discretionary dividends on the company’s common stock and acquisitions. Organic sales growth is defined as total sales growth less sales of companies acquired in the past twelve months and less foreign currency impacts. The company believes these are important measures of its liquidity, of its ability to fund future growth and to provide a return to the shareowners, and of its sales performance.

The Stanley Works, an S&P 500 company, is a diversified worldwide supplier of tools and engineered solutions for professional, industrial, construction and do-it-yourself use, and security solutions for commercial applications. More information about The Stanley Works can be found at http://www.stanleyworks.com.

Contact:	Greg Waybright, Interim VP Investor Relations (860) 827-3544 or gwaybright@stanleyworks.com

The Stanley Works corporate press releases are available on the company’s Internet web site at http://www.stanleyworks.com.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release, including but not limited to those regarding the Company’s ability to: (i) deliver full year 2008 diluted earnings per share from continuing operations of approximately $3.75; (ii) deliver free cash flow at or slightly below $500 million; (iii) deliver a modestly accretive impact on 2009 earnings per share from continuing operations as a result of the GdP transaction; and (iv) retain its upper tier investment grade rating (the “Results”); and the Company’s plans to (i) reduce capital outlays associated with large acquisitions in the near term; and (ii) focus on stock repurchase activity as conditions warrant (the “Plans”) are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the results as described above (the “Results”) is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent upon: (i) the Company’s ability to sell or, if appropriate, discontinue certain product lines, including the consumer metal storage business, during 2008; (ii) the Company’s ability to successfully integrate recent acquisitions (including Sonitrol, Xmark, Scan Modul and GdP), as well as any future acquisitions, while limiting associated costs; (iii) the success of the Company’s efforts to expand its tools and security businesses; (iv) the success of the Company’s efforts to build a growth platform and market leadership in Convergent Securities Solutions; (v) the Company’s success in developing and introducing new products, growing sales in existing markets and identifying and developing new markets for its products, including its Convergent Security Solutions products; (vi) the continued acceptance of technologies used in the Company’s products, including Convergent Security Solutions products; (vii) the Company’s ability to manage existing Sonitrol franchisee relationships; (viii) the Company’s ability to minimize costs associated with any sale or discontinuance of a product line, including any severance, restructuring, legal or other costs; (ix) the proceeds realized with respect to any product line disposals; (x) the extent of any asset impairments with respect to the product lines mentioned; (xiii)  the success of the Company’s efforts to manage freight costs, steel and other commodity costs; (xi) the success of the Company’s efforts to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and other inflation increases; (xii) the Company’s ability to reduce its costs, increase its prices, change the manufacturing location or find alternate sources for products made in China in order to (a) mitigate the impact of an increase in the VAT rate applicable to products the Company makes or purchases in China and (b) mitigate the impact of an anti-dumping tariff recently imposed on certain nails imported from China; (xiii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xiv) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xv) the Company’s ability to obtain favorable settlement of routine tax audits; (xvi) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xvii) the continued ability of the Company to access credit markets under satisfactory terms; and (xviii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products.

The Company’s ability to deliver the Results is also dependent upon: (i) the continued success of the Company’s marketing and sales efforts; (ii) the success of recruiting programs and other efforts to maintain or expand overall Mac Tools truck count versus prior years; (iii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the Company’s ability to continue improvements in working capital; (vi) the success of the Company’s efforts to mitigate any cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and (vii) the geographic distribution of the Company’s earnings.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company’s customers; increasing competition; changes in trade, monetary, tax and fiscal policies and laws; inflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which North American markets associated with homebuilding and remodeling continue to deteriorate; and the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, political unrest and recessionary or expansive trends in the economies of the world in which the Company operates, including, but not limited to, the extent and duration of current recessionary trends in the US economy.

The Company’s Plans may change in response to future events, which may include, but are not limited to, an improved economic environment, better than expected performance by the Company during the fourth quarter or in future periods, and specific acquisition opportunities that may become actionable.

The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.